Exhibit 11.2

BEST INC.

(THE “COMPANY”)

STATEMENT OF POLICIES

GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND

THE PREVENTION OF INSIDER TRADING

Adopted on September 6, 2017 and effective immediately upon commencement of the trading of the American depositary shares (the “ADSs”) representing Class A ordinary shares (the “Ordinary Shares”) of the Company on the New York Stock Exchange (the “NYSE”)

This Statement of Policies Governing Material, Non-Public Information and the Prevention of Insider Trading (this “Statement”) of the Company consists of three sections: Section I provides an overview; Section II sets forth the Company’s policies prohibiting insider trading; and Section III explains insider trading.

I.

SUMMARY

The Company’s ADSs representing the Ordinary Shares are currently trading on the NYSE. “Insider trading” occurs when you purchase or sell securities while in possession of inside information relating to such securities. As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Preventing insider trading is necessary to comply with United States securities law and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

The Company considers strict compliance with the policies (the “Policy”) set forth in this Statement to be a matter of utmost importance. Violation of this Policy could cause extreme embarrassment and possible legal liability to you and the Company. Knowing or willful violations of this Statement or its spirit will be grounds for immediate dismissal from the Company. Violation of the Policy might expose the violator to severe criminal penalties and civil liabilities. The monetary damages flowing from a violation could be three times the profit realized by the violator, as well as the attorney’s fees of the persons injured.

This Statement applies to all officers, directors, employees and consultants of the Company and its subsidiaries or any consolidated entities or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above (“Insider(s)”). Every Insider must review this Statement, and execute and return the Certificate of Compliance attached hereto to the Company’s Human Resources department within seven (7) days after you receive this Statement.

Questions regarding the Statement should be directed to the Compliance Officer.

II.

POLICIES PROHIBITING INSIDER TRADING

For purposes of this Statement, while the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the Company thereof and the exercise of options that does not involve the sale of securities, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth below.

A.No Trading with Material Insider Information – No Insider shall purchase or sell any securities of the Company while in possession of material, non-public information relating to the Company, its ADSs or other securities (the “Material Insider Information”) or during certain periods.

If you possess Material Insider Information you must wait for the later of (i) forty eight (48) hours after public disclosure of the Material Insider Information by the Company, or (ii) one full Trading Day on the NYSE following such public disclosure before trading the Company’s ADSs or other securities. The term “Trading Day” is defined as a day on which the NYSE is open for trading. NYSE’s regular trading hours are from 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday.

In addition, no Insider shall purchase or sell any securities of the Company, regardless of whether such Insider possesses any Material Insider Information, (1) during any period commencing on the 20th day of the last month of each fiscal quarter and ending at the close of trading on the second Trading Day following the date upon which the Company’s earnings statement for that fiscal quarter is released to the public; or (2) without prior clearance by the Compliance Officer, during any period designated as a “limited trading period.” The Compliance Officer may declare limited trading periods at the times that he deems appropriate, and need not provide any reason for making a declaration.

Furthermore, beginning on December 20 of each fiscal year, no Insider shall purchase or sell any security of the Company until the close of trading on the second Trading Day following the date of the Company’s release of its financial results for the fiscal year ended on December 31 of the prior year.

Please see Section III below for an explanation of the Material Insider Information.

B.No Trading Outside of the Trading Window for Directors, Officers and Key Employees – Directors, officers and key employees designated by the Company may only purchase or sell any securities of the Company during the “Trading Window” and if such persons are not otherwise restricted from purchasing or selling any securities of the Company by Section II-A above. Generally, there will be four Trading Windows per year, each commencing with the close of trading on the second Trading Day following the date upon which the Company’s financial results for the prior fiscal quarter is released to the public and closing on the 20th day of the last month of each fiscal quarter.

Furthermore, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of the ADSs and the sale of Ordinary Shares issued upon exercise of stock options, but excluding the acceptance of options granted by the Company and the exercise of options that does not involve the sale of securities) by officers, directors and key employees designated by the Company from time to time must be pre-approved by the Compliance Officer.

If the Company’s earnings statement for a fiscal quarter or fiscal year is released on a Trading Day more than four hours before the NYSE closes, then such date of disclosure shall be considered the first Trading Day following such public disclosure.

Please note that trading in Company securities during the Trading Window is not a “safe harbor,” and all Insiders should strictly comply with all other policies set forth in this Statement.

When in doubt, do not trade! Check with the Compliance Officer first.

C.No Tipping – No Insider shall directly or indirectly disclose any Material Insider Information to anyone who trades in securities (so-called “tipping”).

D.Confidentiality – No Insider shall communicate any Material Insider Information to anyone outside the Company under any circumstances unless approved by the Compliance Officer in advance, or to anyone within the Company other than on a need-to-know basis.

E.No Comment – No Insider shall discuss any internal matters or developments of the Company with anyone outside of the Company, except as required in the performance of regular corporate duties. Unless you are expressly authorized to the contrary, if you receive any inquiries about the Company or its securities by the financial press, investment analysts or others, or any requests for comments or interviews, you should decline to comment and direct the inquiry or request to the Compliance Officer.

F.Corrective Action – If any potentially Material Insider Information is inadvertently disclosed, any Insider should notify the Compliance Officer immediately so that the Company can determine whether or not corrective action, such as general disclosure to the public, is warranted.

III.

EXPLANATION OF INSIDER TRADING

As noted above, “insider trading” refers to the purchase or sale of securities while in possession of “material” and “non-public” information relating to such securities. “Securities” include not only stocks, bonds, notes and debentures, but also options, warrants and similar instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of securities, but any contract to purchase or otherwise acquire securities. “Sale” includes not only the actual sale of securities, but any contract to sell or otherwise dispose of securities. These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to the securities. It is generally understood that insider trading includes the following:

●	Trading by Insiders while in possession of material, non-public information;
●	Trading by persons other than Insiders while in possession of material, non-public information where the information either was given in breach of an Insider’s fiduciary duty to keep it confidential or was misappropriated; or
●	Communicating or tipping material, non-public information to others, including recommending the purchase or sale of the securities while in possession of such information.

As noted above, for purposes of this Statement, the terms “purchase” and “sell” of securities exclude the acceptance of options granted by the issuer thereof and the exercise of options that does not involve the sale of securities. Among other things, the cashless exercise of options does involve the sale of securities and therefore is subject to the policies set forth in this Statement.

What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if it could reasonably be expected to affect the decision of a reasonable investor to buy, sell or hold the Company’s securities or where the fact is likely to have a significant effect on the market price of the Company’s securities. Material Insider Information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of securities, debt or equity.

Examples of Material Insider Information include (but are not limited to) information concerning:

●	dividends;
●	corporate earnings or earnings forecasts;
●	changes in financial condition or asset value;

●	negotiations for the mergers or acquisitions or dispositions of significant subsidiaries or assets;
●	significant new contracts or the loss of a significant contract;
●	significant new products or services;
●	significant marketing plans or changes in such plans;
●	capital investment plans or changes in such plans;
●	material litigation, administrative action or governmental investigations or inquiries about the Company or any of its affiliated companies, officers or directors;
●	significant borrowings or financings;
●	defaults on borrowings;
●	new equity or debt offerings;
●	significant personnel changes;
●	changes in accounting methods and write-offs; and
●	any substantial change in industry circumstances or competitive conditions which could significantly affect the Company’s earnings or prospects for expansion.

A good general rule of thumb: when in doubt, do not trade. One convenient rule of thumb in making this determination is to ask yourself, “Would the person on the other side of this transaction still want to complete the trade at this price if he or she knew what I know about the Company?” If the answer is “no,” you probably possess material, non-public information.

What is Non-public?

Information is “non-public” if it has not been disclosed in a manner that allows it to be widely disseminated. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors and confirmed by a reasonably reliable source. Wide dissemination generally occurs through a press release or in the Company’s filing with the United States Security and Exchange Commission (the “SEC”), or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, or United Press International. Reasonable confirmation generally includes confirmation by officers, directors and key employees who have been authorized by the Company to speak on its behalf. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow approximately forty eight (48) hours following publication as a reasonable waiting period before such information is deemed to be public.

Who is an Insider?

Insiders include all officers, directors, employees, consultants and advisors (e.g. accountants, attorneys, investment bankers and consultants) of the Company and its subsidiaries or consolidated entities or any other person or entity (a) over which an individual mentioned above exercises influence or control of its investment decisions, or (b) which effects a transaction in the Company’s securities, which securities are in fact beneficially owned by any of the individuals mentioned above. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the company’s securities. In addition, family members and friends of Insiders as well as professional advisors of the Company (e.g. accountants, attorneys, investment bankers and consultants) who receive material, non-public information about the Company may also fall under the definition of Insiders of the Company.

It should be noted that trading by members of an Insider’s family members can be the responsibility of such Insider under certain circumstances and could give rise to legal and Company-imposed sanctions.

Trading by Persons Other than Insiders

Insiders are also prohibited from disclosing material non-public information, or making a recommendation or expressing an opinion regarding the Company’s securities based on such information, to others who might use the information to trade in the Company’s securities. Both the Insider who communicated the material non-public information and the person who receives and uses such information (the “Tippee”) may be liable under United States securities laws.

Persons other than Insiders also can be liable for insider trading, including Tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information which has been misappropriated. Tippees inherit an Insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their Tippees, so are Tippees who pass the information along to others who trade. In other words, a Tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the United States Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	securities industry self-regulatory organization sanctions;
●	civil injunctions;
●	damage awards to private plaintiffs;
●	disgorgement of all profits;
●	civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●	civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of US$1,000,000 or three times the amount of profit gained or loss avoided by the violator;
●	criminal fines for individual violators of up to US$1,000,000 (US$2,500,000 for an entity); and
●	jail sentences of up to 10 years.

In addition, insider trading could result in serious sanctions by the Company, including immediate dismissal. Insider trading violations are not limited to violations of the federal securities laws: other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the United States Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated upon the occurrence of insider trading.

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CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer
FROM:
RE:	BEST INC. STATEMENT OF POLICIES OF GOVERNING MATERIAL, NON-PUBLIC INFORMATION AND THE PREVENTION OF INSIDER TRADING

I have received, reviewed, and understand the above-referenced Statement of Policies (the “Policy”) and hereby undertake, as a condition to my present and continued employment at or association with BEST Inc., to comply fully with the Policy.

I hereby certify that I have adhered to the Policy during the time period that I have been employed by or associated with BEST Inc.

I agree to adhere to the Policy in the future.

Name:

Title:

Date: